Amendment No. 6
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated June 21, 2024
among
Empowered Funds, LLC, Alpha Architect, LLC, and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Fund	Fee	Original Effective Date[1]
Alpha Architect U.S. Quantitative Value ETF (QVAL)	0.14%[2]	June 21, 2024
Alpha Architect International Quantitative Value ETF (IVAL)	0.19%[2]	June 21, 2024
Alpha Architect U.S. Quantitative Momentum ETF (QMOM)	0.14%[2]	June 21, 2024
Alpha Architect International Quantitative Momentum ETF (IMOM)	0.19%[2]	June 21, 2024
Alpha Architect Global Factor Equity ETF (AAVM)	0.15%*	January 31, 2025
Alpha Architect High Inflation and Deflation ETF (HIDE)	0.15%	June 21, 2024
Alpha Architect US Equity ETF (AAUS)	0.05%[3]	September 6, 2024
Alpha Architect International Equity ETF (AAGL)	0.13%	September 6, 2024
Alpha Architect US Equity 2 ETF (AAEQ)	0.05%[3]
Alpha Architect US Equity Growth ETF (AAGW)	0.13%
Alpha Architect US Equity 3 ETF (AAUA)	0.05%[3]
Alpha Architect US Equity 4 ETF (AAUB)	0.05%[3]
Alpha Architect US Equity 5 ETF (AAUD)	0.05%[3]
Alpha Architect US Equity 6 ETF (AAUE)	0.05%[3]
* The sub-advisory fee applies on the daily average net assets of AAVM that are not invested in QVAL, IVAL, QMOM, or IMOM (collectively, the “Underlying Alpha Architect Funds”), subject to a minimum sub-advisory fee of 0.03%. For example, if 100% of AAVM’s assets are invested in the Underlying Alpha Architect Funds, the sub-advisory fee would be 0.03%. If one-third of AAVM’s assets are invested in the Underlying Alpha Architect Funds, the sub-advisory fee would be 0.10%. If 0% of AAMV’s assets are invested in the Underlying Alpha Architect Funds, the sub-advisory fee would be 0.15%.
1 The Original Effective Date column only applies to Funds whose original advisory agreement has been consolidated into this Agreement subsequent to its effectiveness.
2 The Fund’s sub-advisory fee was 0.01% higher prior to February 1, 2026.
3 The Fund’s sub-advisory fee was 0.03% higher prior to May 1, 2026.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of April 17, 2026.

EMPOWERED FUNDS, LLC By: /s/ Sean Hegarty Name: Sean Hegarty Title: Chief Operating Officer	EA SERIES TRUST By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Secretary & Vice President
ALPHA ARCHITECT, LLC By: /s/ Wesley R. Gray Name: Wesley R. Gray Title: CEO